SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)                    June 1, 2006
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                        ALTERNATIVE ENERGY SOURCES, INC.
             (Exact name of Registrant as specified in its charter)


         Delaware                   000-51762                  74-3038728
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      (State or other       (Commission File number)          (IRS Employer
       jurisdiction                                         Identification No.)
     of incorporation
     or organization)


        88 West 44th Avenue, Vancouver, British Columbia, V5Y 2V1, Canada
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               (Address of principal executive offices) (Zip Code)


                                 (604) 738-0540
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

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                  (Former Address If Changed since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

         As of June 1, 2006, Alternative Energy Sources, Inc. (the "Registrant") became a party to a Term Sheet (the "Term Sheet") with Beemer Energy, Inc. ("Beemer"). Beemer proposes to engage in the production and distribution of ethanol. As contemplated by the Term Sheet, on or about June 12, 2006 a newly-formed, wholly-owned subsidiary of the Registrant will merge with and into Beemer (the "Merger"), as a result of which Registrant will acquire all of the issued and outstanding capital stock of Beemer and Beemer will become a wholly-owned subsidiary of the Registrant.

         As a condition to the closing of the Merger, the Registrant will have closed a private placement offering (a "PPO"), to be conducted pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act, whereby the Registrant will offer and sell to accredited investors, as defined in Regulation D, a minimum (the "Minimum PPO") of 5,000,000 units ("Units") of the Registrant's securities and a maximum (the "Maximum PPO") of 10,000,000 Units of the Registrant's securities at a price of $1.00 per Unit, or an aggregate offering price of $5,000,000, if the Minimum PPO is sold, and $10,000,000, if the Maximum PPO is sold. Each Unit will consist of one share of common stock, par value $0.0001 per share ("Common Stock") and one Common Stock purchase warrant ("Warrant"). Each Warrant will be exercisable for five years and will entitle its holder to purchase one share of Common Stock for $2.00.

         The Term Sheet contemplates that, in connection with the Merger, the holders of Beemer common stock will receive 20,900,000 shares of Common Stock of the Registrant. These shares will represent approximately 51% of the Registrant's issued and outstanding shares, if the Minimum PPO is sold, and approximately 46% of the Registrant's issued and outstanding shares, if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the Warrants, up to 600,000 shares (the "Advisor Shares") of Common Stock which may be issued to the certain advisors in connection with the Merger and the PPO or up to 2,000,000 shares (the "Plan Shares") of Common Stock which may be reserved for issuance under the stock option plan (the "Plan") to adopted by the Registrant, subject to stockholder approval, following the Merger.

         Following the Merger investors in the PPO will own (i) 5,000,000 shares of Common Stock of Registrant, representing approximately 12% of the Registrant's issued and outstanding shares, if the Minimum PPO is sold, and (ii) 10,000,000 shares of Common Stock of the Registrant, representing approximately 22% of the shares of the Registrant's issued and outstanding shares, if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the Warrants, the Advisor Shares or the Plan Shares.


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

         In connection with the Merger, the shareholders of the Registrant immediately prior to the effective time (the "Effective Time") of the Merger will retain 15,000,000 shares of Common Stock of the Registrant. These shares will represent approximately 37% of the Registrant's issued and outstanding shares, if the Minimum PPO is sold, and approximately 32% of the Registrant's issued and outstanding shares, if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the Warrants, the Advisor Shares or the Plan Shares.

         After giving effect to the Merger, the Registrant will have 48,500,000 shares, if the Minimum PPO is sold, and 58,500,000 shares, if the Maximum PPO is sold, issued and outstanding on a fully diluted basis, in each case including the Advisor Shares, the Plan Shares and the shares reserved for issuance under the Warrants.

         It is contemplated that the transactions contemplated by the Term Sheet will be effected on or before June 12, 2006.

         The Term Sheet contemplates that, within 120 days after the Effective Time, the Registrant will file a registration statement with the Securities and Exchange Commission to register for resale under the Securities Act the shares of Common Stock issued in the PPO, including the shares issuable upon exercise of the Warrants as well as the Advisor Shares.

         The Term Sheet further contemplates that both the Chief Executive Officer and the Chief Operating Officer of Beemer shall have entered into mutually satisfactory employment agreements, to take effect from and after the Effective Time. There may also be grants of options covering up to 1,000,000 Plan Shares to key employees at the Effective Time, subject to stockholder approval of the Plan. It is contemplated that these options will be exercisable at a price of $1.00 per share.

         The closing of the Merger is subject to a number of conditions including, among other things, the negotiation and preparation of a definitive merger agreement, and the parties satisfactorily completing their respective due diligence investigations. Accordingly, there can be no assurances that the Merger or the PPO will be consummated.


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

                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              Alternative Energy Sources, Inc.


Date: June 1, 2006                            By: /s/ Stephen B. Jackson
                                                  ------------------------------
                                                  Stephen B. Jackson
                                                  Chief Executive Officer

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